UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400	63141
St. Louis, Missouri	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           On May 8, 2008, Patriot Coal Corporation (“Patriot”) entered into an employment agreement with Paul H. Vining, under which Mr. Vining will serve as Patriot’s President and Chief Operating Officer, subject to the consummation of the transactions contemplated by the Agreement and Plan of Merger, which was entered into on April 2, 2008, by and among Patriot, Magnum Coal Company ( “Magnum”), Colt Merger Corporation (“Merger Subsidiary”), and ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P., acting jointly as the Stockholder Representative (the “Stockholder Representative”) (the “Merger Agreement”), which provides that upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into Magnum (the “Merger”), and as a result, Magnum will become a wholly owned subsidiary of Patriot. The employment agreement will become effective only if the effective date of the Merger (the “Closing Date”) occurs on or before the later of September 30, 2008, or such later date to which the End Date (as defined in the Merger Agreement) is extended by mutual agreement of the parties to the Merger Agreement.  A copy of Mr. Vining’s employment agreement is attached hereto as Exhibit 10.1.

Mr. Vining, age 53, currently serves as the President and Chief Executive Officer of Magnum, a position he has held since 2006.  Before joining Trout Coal Holdings, LLC as President and Chief Executive Officer in August 2005, Mr. Vining was Senior Vice President of Marketing and Trading at Arch Coal, Inc., a position he held since June 2005.  Prior to that, from 2002 to 2006, he was President of Ellett Valley CC Inc., a coal trading, marketing and consulting company based in Williamsburg, Virginia.  From 1999 to 2002, Mr. Vining was Executive Vice President for Sales and Trading at Peabody Energy.  From 1996 to 1999, he was President of Peabody COALTRADE.  From 1995 to 1996, Mr. Vining was Senior Vice President of Peabody COALSALES.  Earlier in his career, he held leadership positions with Guasare Coal America, Agipcoal USA, Island Creek Coal and A.T. Massey Coal.  Mr. Vining holds a B.S. in chemistry from the College of William and Mary in Williamsburg, Virginia, and a B.S. in mineral engineering and a M.S. in extractive metallurgy from Columbia University’s Henry Krumb School of Mines in New York.

Under his employment agreement, Mr. Vining will have an initial employment term of three years, after which his employment will be “at will” unless both parties elect to extend the term.  Mr. Vining’s employment agreement provides for an annual base salary of $600,000.  The employment agreement also provides for an annual performance-based cash bonus with a target amount of 100% of base salary (with a maximum of no less than 175% of base salary), based on achievement of performance targets established by the compensation committee of Patriot.  Mr. Vining will be eligible to receive an annual bonus for calendar year 2008 as if he had been employed by Patriot since January 1, 2008.  Mr. Vining’s employment agreement provides that Mr. Vining will be granted a long-term incentive award on the Closing Date with a value that is at least equal to $3.9 million and will consist of stock options and restricted stock units.  In addition, Mr. Vining will receive annual equity-based compensation incentive compensation awards with a value at least equal to 200% of his base salary.  Mr. Vining’s annual long term incentive award for calendar year 2008 will be made in the form of restricted stock and will be granted on the Closing Date.  Upon the termination of Mr. Vining’s employment due to death or disability, or upon the occurrence of a change in control (as defined in the applicable equity-based plan or award) all outstanding long term incentive awards and any other equity-based awards granted to him by Patriot, other than any performance units, which will be governed by the applicable plan or award, will become immediately and fully vested.  Under the employment agreement, Patriot will pay to Mr. Vining a retention award equal to $1 million, one-half of which will be paid on the first anniversary of the date Mr. Vining’s employment with Patriot commences (the “Commencement Date”), provided that he remains employed by Patriot on such date, and the remainder of which shall be paid on the second anniversary of the Commencement Date, provided that he remains employed by Patriot on such date.

The employment agreement provides that if Mr. Vining’s employment is terminated for cause or he resigns without good reason, the compensation due to him will only include accrued but unpaid salary and bonus, incurred but not yet reimbursed business expenses and payment of accrued and vested benefits and unused vacation time.  If his employment is terminated due to death or disability, he will be entitled to receive accrued but unpaid salary and bonus, incurred but not yet reimbursed business expenses and payment of accrued and vested benefits and unused vacation time and a pro-rated bonus for the year of termination.

The employment agreement provides further that, if Mr. Vining’s employment is terminated prior to the third anniversary of the Commencement Date by Patriot without cause or by Mr. Vining for good reason, Mr. Vining will be entitled to an amount equal to two times his base salary, plus an additional amount equal to two times the greater of his target annual bonus for the calendar year of termination or the annual average of his actual annual bonus awards for the three calendar years preceding the date of termination (or, if he has not been employed by Patriot for three full calendar years, for the two or one-year period, as applicable, for which he has been employed and received an annual bonus), plus an additional amount equal to two times six percent of his base salary.  In addition, if Mr. Vining’s employment is terminated by Patriot without cause or by him for good reason and the termination constitutes a “separation from service” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended), Mr. Vining will be entitled to a prorated bonus for the calendar year of termination, calculated as the annual bonus that he would have received in such year based on actual performance.  Patriot will also continue to provide Mr. Vining life insurance, group health coverage, accidental death and dismemberment coverage and a health care flexible spending account for a period of two years following his termination; provided that any such coverage will terminate to the extent Mr. Vining is offered or obtains comparable benefits from another employer.

The employment agreement also provides that to the extent that excise taxes are incurred by Mr. Vining as a result of “excess parachute payments” as defined by IRS regulations, Patriot will pay additional amounts to him so that he will be in the same financial position as if the excise taxes were not incurred.  The employment agreement contains standard provisions concerning confidentiality, non-competition and non-solicitation.

Under Mr. Vining’s employment agreement, “good reason” is defined as (i) a reduction in his base salary; (ii) a material reduction in the aggregate program of employee benefits and perquisites to which he is entitled (other than a reduction that generally affects all executives); (iii) a material decline in his annual bonus or long term incentive award opportunities (other than a decline that generally affects all executives); (iv) relocation of his primary office by more than 50 miles from the location of his primary office in Charleston, West Virginia or secondary office in Saint Louis, Missouri; or (v) any material diminution or material adverse change in his title, duties, responsibilities or reporting relationships.

Under Mr. Vining’s employment agreement, “cause” is defined as (i) any material and uncorrected breach by him of the terms of his employment agreement, (ii) any willful fraud or dishonesty of his involving the property or business of Patriot, (iii) a deliberate or willful refusal or failure of his to comply with any major corporate policy of Patriot which is communicated to him in writing, or (iv) his conviction of, or plea of nolo contendere to, any felony if such conviction or plea results in his imprisonment; provided that, with respect to clauses (i), (ii) and (iii) above, he will have thirty (30) days following his receipt of written notice of the conduct that is the basis for the potential termination for cause within which to cure the conduct.  In the event that Mr. Vining is terminated for failure to meet performance goals, as determined by the Patriot Board of Directors, such termination shall be considered a termination for cause for all purposes relating to his equity-based compensation awards, but it will be considered a termination without cause for purposes of his right to receive the severance benefits described above.

Information about the Merger and the Merger Agreement was previously disclosed on a Form 8-K filed by Patriot on April 8, 2008.  Patriot will file a proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) in connection with the Merger.   Patriot, Magnum and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Patriot in connection with the proposed issuance of Patriot stock in the Merger.  Information about Patriot’s directors and executive officers is set forth in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 14, 2008 and in the proxy statement for Patriot’s 2008 annual meeting of stockholders filed by Patriot with the SEC on April 7, 2008.  Additional information regarding the potential participants in the proxy solicitation and information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Item 8.01. Other Events.

On May 13, 2008, Patriot issued a press release announcing the execution of an employment agreement with Paul H. Vining.  The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

On May 13, 2008, Patriot issued a press release announcing receipt of early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The press release is attached as Exhibit 99.2 and is incorporated herein by reference.

 Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, made and entered into as of May 8, 2008, by and between Paul H. Vining and Patriot Coal Corporation.

99.1	Press Release issued by Patriot Coal Corporation dated May 13, 2008.

99.2	Press Release issued by Patriot Coal Corporation dated May 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 13, 2008

PATRIOT COAL CORPORATION

By:	/s/ Joseph W. Bean
Joseph W. Bean
Senior Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, made and entered into as of May 8, 2008, by and between Paul H. Vining and Patriot Coal Corporation.

99.1	Press Release issued by Patriot Coal Corporation dated May 13, 2008.

99.2	Press Release issued by Patriot Coal Corporation dated May 13, 2008.